EXHIBIT 10(a)

Supply Agreement dated as of October 15, 1996, between Healthtech Products, Inc., Invacare Corporation and Everest & Jennings, Inc.
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                              AMENDED AND RESTATED
                                SUPPLY AGREEMENT
                          Dated as of October 15, 1996
                                     Between
                           HEALTHTECH PRODUCTS, INC.,
                              INVACARE CORPORATION
                                       and
                            EVEREST & JENNINGS, INC.
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                                TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----

1.    MANUFACTURE AND SUPPLY...............................................  1

2.    DELIVERY, CLAIMS, DELAYS, RETURNS....................................  3

3.    PRICES AND PAYMENT...................................................  4

4.    TAXES AND OTHER GOVERNMENTAL CHARGES.................................  6

5.    TERM AND TERMINATION.................................................  6

6.    WARRANTIES...........................................................  6

7.    RELATIONSHIP OF THE PARTIES..........................................  7

8.    TOOLING..............................................................  7

9.    OPERATIONS AT THE FACILITY...........................................  8

10.   INSPECTION AND REPORTS CONCERNING THE FACILITY.......................  8

11.   SUBMISSIONS TO REGULATORY AGENCIES...................................  9

12.   EVENTS OF CUSTOMER DEFAULT........................................... 10

13.   EVENTS OF MANUFACTURER DEFAULT....................................... 11

14.   PATENT INFRINGEMENT.................................................. 12

15.   FORCE MAJEURE........................................................ 13

16.   NONDISCLOSURE OF INFORMATION......................................... 13

17.   HEADINGS............................................................. 14

18.   FAILURE TO ENFORCE................................................... 14

19.   SEVERABILITY......................................................... 14

20.   ENTIRE AGREEMENT..................................................... 15


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21.   NOTICES.............................................................. 15

22.   CHOICE OF LAW........................................................ 16

23.   RESOLUTION BY NEGOTIATION; ARBITRATION............................... 16

24.   BINDING AGREEMENT.................................................... 18

Appendix A     -     Products and Specifications
Appendix B     -     Standard Costs
Appendix C     -     Warranty Terms
Appendix D     -     List of Tooling
Appendix E     -     Manufacturer's Insurance Coverages
Appendix F     -     Customer's Insurance Coverages

                                  DEFINED TERMS

The meanings of the following terms as used in this Exclusive Supply Agreement can be found in the Paragraph, Recital and Sections referenced below:

Affiliate.................................................. Section 7
Answer..................................................... Section 23.3(i)
Assignment................................................. Section 24
Customer................................................... First Paragraph
Demand..................................................... Section 23.3(i)
E&J.......................................................  First Paragraph
Events of Customer Default................................. Section 12.1
Events of Manufacturer Default............................. Section 13.1
Existing Supply Agreement.................................. Recital A
Facility................................................... Section 9.1
FDA........................................................ Section 2.5
Instituting Party.......................................... Section 23.3(i)
Invacare................................................... First Paragraph
Manufacturer............................................... First Paragraph
Other Party................................................ Section 23.3(i)
Products................................................... Section 1.1
Specifications............................................. Section 1.1
Tooling.................................................... Section 8.1
UL......................................................... Section 2.5
Wright City Facility....................................... Section 2.1


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                      AMENDED AND RESTATED SUPPLY AGREEMENT

            THIS AMENDED AND RESTATED SUPPLY AGREEMENT is made and entered into as of October 15, 1996 ("Agreement") by and between HEALTHTECH PRODUCTS, INC., a Missouri corporation ("Manufacturer"), a wholly-owned subsidiary of Invacare Corp., a Delaware Corporation ("Invacare"), Invacare and EVEREST & JENNINGS, INC., a California corporation ("Customer"), a wholly-owned subsidiary of Everest & Jennings International, Ltd., a Delaware corporation ("E&J").

                                    RECITALS

            A. Smith & Davis Manufacturing Company, a wholly-owned Missouri subsidiary of E&J ("Smith & Davis"), and Manufacturer entered into a Supply Agreement dated as of April 3, 1995, which was amended and restated as of March 15, 1996 (the "Existing Supply Agreement") and assigned as of March 15, 1996 by Smith & Davis to Customer, pursuant to which Manufacturer has agreed to manufacture and supply to Customer, utilizing tooling provided by Customer, and Customer has agreed to purchase from Manufacturer, home healthcare beds and replacement parts for home healthcare beds, on the terms and conditions set forth therein.

            B. Customer and Manufacturer have agreed that, notwithstanding the provisions of the Existing Supply Agreement, it will terminate on October 15, 1997 and the parties have agreed to the revisions to the Existing Supply Agreement embodied in this Agreement.

            C. This Agreement, amends and restates the Existing Supply Agreement in its entirety.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

1. MANUFACTURE AND SUPPLY.

           1.1. Manufacturer shall, subject to the terms and conditions of this Agreement, manufacture and sell exclusively to Customer certain products comprising Customer's home healthcare bed product line and parts and accessories related thereto, as described more fully in Appendix "A" hereto (the "Products") conforming in all material respects to the specifications referenced in Appendix "A" hereto, as the same may be revised from time to time as provided herein (the "Specifications").

           1.2. On or prior to the last day of each calendar month of the term of this Agreement, Customer will place firm orders for beds it desires to purchase during the next two (2) calendar months of the term of this Agreement and Customer will provide an


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estimate of its purchase requirements for beds during the next three (3)
calendar months of the term of this Agreement. Except with the Manufacturer's consent, which shall not be unreasonably withheld, firm orders for beds for any calendar month will not differ from the estimate for that month by more than twenty percent (20%). Customer's firm orders will specify a mix of bed Products reasonably acceptable to Manufacturer.

           1.3. If Manufacturer fails to supply beds in quantities ordered by Customer up to 22,000 beds during the twelve month period ending October 15, 1997, Manufacturer shall pay Customer, as liquidated damages, an amount equal to the product of (i) $40.00 and (ii) the difference between 44,000 beds and the number of beds supplied by Manufacturer during such applicable period. If Manufacturer supplies at least 5,500 beds, or the number of beds ordered by Customer pursuant to Section 1.2, whichever is less, to Customer during each three month period ending January 15, April 15, July 15, and October 15 during the term of this Agreement, Manufacturer will have no obligation under this
Section 1.3 to pay Customer liquidated damages for any failure to supply any quantity of beds in excess of 5,500 beds during such three month period which may be ordered by Customer, provided Manufacturer uses its best efforts to supply Customer's requirements for such excess quantity of beds ordered in accordance with the provisions of Section 1.2. Any amount payable under this
Section 1.3 shall be payable quarterly on or prior to the 25th day of January, April and July following any three month period in which Manufacturer falls to supply beds in quantities ordered by Customer up to 5,500 beds, and the balance, if any, shall be paid on October 25, 1997.

           1.4. New Products may be added to Appendix A from time to time upon such terms, including pricing and quantities, as Manufacturer and Customer shall agree in writing. Customer shall supply Manufacturer with specifications for any new Products. After a new bed Product is added to Appendix "A" orders therefor shall be used to satisfy the minimum purchase requirements for all subsequent periods.

           1.5. Manufacturer represents that it has filed all required documentation, and obtained all required authorizations, approvals and consents under any and all applicable laws, regulations, directives and/or requirements in order for Manufacturer to be able to manufacture and sell the Products to Customer pursuant to the terms of this Agreement. Manufacturer further covenants that it will at all times during the term of this Agreement continue to obtain and maintain in full force and effect any and all such required filings, authorizations, approvals and consents, and will comply in all material respects with any and all such applicable laws, regulations, directives and/or requirements in connection with the manufacture and sale of the Products to Customer pursuant to this Agreement.

           1.6. Manufacturer may not unreasonably decline any purchase order for Products from Customer under and in accordance with the terms of this Agreement and it will be deemed accepted unless declined within fifteen (I 5) days of receipt.

           1.7. Manufacturer agrees to procure and maintain the product liability insurance coverages described on Appendix E to this Agreement, and Customer agrees to maintain the product liability insurance coverages described on Appendix F to this


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Agreement, or, in each case substantially similar coverages, covering all
Products manufactured and sold under this Agreement, and each party shall cause the other party to be named as loss payee and an additional insured under each of its policies. Each party shall furnish to the other party a copy of each of its policies or a certificate from the insurance company or companies attesting such coverage. Each such policy shall contain provisions that the issuing company will not cancel or change such policy except upon thirty (30) days' prior written notice to the party so named as loss payee and additional insured.

2. DELIVERY, CLAIMS, DELAYS, RETURNS.

           2.1. All Products will be sold and delivered F.O.B. Manufacturer's plant and facilities in Wright City, Missouri (the "Wright City Facility") or other location reasonably specified by Manufacturer upon prior written notice to Customer. Manufacturer shall be responsible for all costs of shipment in excess of those that would have been incurred if the Products were delivered F.O.B. the Wright City Facility. Customer shall be responsible for all other costs of shipping Products. Partial shipments are allowed under this Agreement, provided that no shipment of beds (other than a shipment out of warehouse storage) shall be in less than a truckload quantity without Customer's prior approval.

           2.2. Delivery of any order for Products shall be in accordance with the agreed upon schedule for the period in question. Manufacturer will make all reasonable efforts to accommodate schedule changes when requested by Customer.

           2.3. Upon Customer's request, Manufacturer will warehouse at the Wright City Facility or any other location specified pursuant to Section 2.1 which provides the same level of service, reasonable quantities of beds, replacement parts, accessory Products and Customer owned inventories of mattresses and side rails, to be shipped to designated accounts of Customer from time to time at Customer's direction. Customer shall be responsible for obtaining liability and casualty insurance on all such items so warehoused (Customer shall furnish Manufacturer a copy of each such policy or a certificate from the insurance company or companies attesting such coverage and each such policy shall contain provisions that the issuing company will not cancel or change such policy except upon thirty (30) days' prior written notice to Manufacturer). Beds shall be deemed intended for warehouse storage when requested by Customer or three (3) business days after delivery by Manufacturer to Customer in the event Customer has not given Manufacturer other shipment instructions with respect to such delivered beds. The fee for such warehousing shall be Six Thousand Two Hundred Fifty Dollars ($6,250) per month for up to four thousand (4,000) square feet of storage space and the personnel necessary to move items in and out of warehouse space as requested by Customer.

           2.4. The parties hereby acknowledge that time is of the essence with respect to the delivery dates specified in individual orders. Customer reserves the right to cancel, without liability, part or all of any order not shipped within fifteen (15) days from the period specified in the order (or twenty (20) days in the case of replacement shipments for previously shipped nonconforming goods), provided that Customer shall have given Manufacturer written notice, in accordance with the terms of this Agreement for giving


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notice, of Customer's intent to cancel and Manufacturer has not shipped the
Products within five (5) days after the date of such notice; notwithstanding the foregoing, Customer shall not be obligated to give Manufacturer such opportunity to cure prior to cancellation more than three (3) times in any calendar quarter.

           2.5. All Products shall conform to the Specifications, all applicable generally recognized industry standards (including Underwriters' Laboratories ("UL") requirements and standards) and all applicable U.S. Food and Drug Administration ("FDA") requirements. Manufacturer acknowledges that Customer will acquire Products for resale to Customer's customers and, accordingly, the ultimate purchaser will not be in a position to inspect the same for any nonconformance, defect, damage or shortage until delivery thereof to said purchaser; Customer will notify Manufacturer within two (2) business days following receipt by Customer of any notice from the ultimate purchaser of any Product of any claim that the Product does not conform with the Specifications or any defect, damage or shortage therein (and will promptly notify Manufacturer of any such nonconformance, defect, damage or shortage observed by Customer). Any disputes that arise regarding the nature or existence of any nonconformance, defect, damage or shortage shall be resolved pursuant to Section 23 hereof.

3. PRICES AND PAYMENT.

           3.1. The unit prices to be paid for the beds listed on Appendix "A" hereto ordered pursuant to this Agreement in quantities up to the first 22,000 beds ordered during the twelve months ending October 15, 1997 shall be the prices specified on Appendix "B" hereto; the addition of new bed Products to Appendix "A" shall be subject to agreement by Customer and Manufacturer on appropriate pricing for such new bed Products, which will be specified in an addendum to Appendix "B". The unit price to be paid for quantities of beds in excess of the first 22,000 beds ordered during the twelve months ending October 15, 1997 shall be as agreed upon by the parties when the firm order for any such excess quantity of beds is placed by Customer and accepted by Manufacturer. The unit prices to be paid for replacement parts and accessories ordered pursuant to this Agreement shall be an amount determined as specified on Appendix "B" hereto. In no event shall the unit prices on Appendix A and B be increased.

           3.2. Payment terms for bed Products shall be net thirty (30) days from delivery by Manufacturer to Customer and issuance of Manufacturer's weekly invoice confirming such delivery; invoices shall be issued on Friday of each week (or on the following business day if Friday is a holiday) for all uninvoiced deliveries through the close of business on the previous business day. Each weekly invoice for bed Products issued under this Agreement shall identify, at a minimum, the dates of delivery, Customer's applicable purchase order numbers, a full description of the bed Products included, and the purchase prices. Manufacturer reserves the right to cease shipments of part or all of any order(s) for bed Products, without liability, in the event Customer falls to pay any weekly invoice within five (5) business days after Manufacturer has given written notice to Customer, in accordance with the terms of this Agreement for giving notice, that such payment is five (5) or more days past due, provided that Manufacturer shall not be obligated


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to give Customer such opportunity to cure prior to ceasing shipment more than three (3) times in any calendar quarter. Manufacturer shall resume shipments of bed Products following any such cessation upon payment by Customer of all past due invoices. During the term of this Agreement, Customer shall provide and maintain for the benefit of Manufacturer a $500,000 letter of credit in form reasonably satisfactory to Manufacturer to secure payment of Manufacturer's outstanding invoices hereunder. Notwithstanding the foregoing, Manufacturer shall have no obligation to ship Products hereunder to Customer at any time when
(1) such letter of credit is not so provided and maintained or (2) the aggregate amount of Manufacturer's outstanding unpaid weekly invoices hereunder are more than $500,000 unless Customer provides Manufacturer with an additional letter of credit in the amount of the excess over $500,000 in form reasonably satisfactory to Manufacturer, to secure payment for such Products.

           3.3. Replacement parts and accessories will be shipped directly to Customer's purchaser pursuant to Customer's directions. Upon each such shipment, Manufacturer will issue a shipment conformation to Customer. For replacement parts and accessories shipped pursuant to this Agreement, Manufacturer shall issue weekly invoices to Customer on Friday of each week (or on the following business day if Friday is a holiday) which shall cover Manufacturer's costs for all replacement parts and accessories shipped during the previous week. Within five (5) business days after the end of each month, Manufacturer shall invoice Customer for the excess of (i) the unit prices of all replacement parts and accessories shipped by Manufacturer pursuant to Customer's directions during the previous month over (ii) the aggregate amount of the weekly invoices issued during the previous month for said replacement parts and accessories. Payment terms for all invoices for replacement parts and accessories shall be net thirty
(30) days from issuance of Manufacturer's shipment confirmation and delivery of Manufacturer's invoice to Customer.

4. TAXES AND OTHER GOVERNMENTAL CHARGES.

           Any and all use, sales and other taxes, fees or charges of any nature whatsoever imposed by any governmental authority on or with respect to the sale of the Products to Customer shall be paid by and invoiced to Customer as an addition to the purchase price of Products (unless a sale for resale or other exemption is available which is supported by documentation reasonably satisfactory to Manufacturer).

5. TERM AND TERMINATION.

           5.1. This Agreement shall become effective upon execution by both parties and its term shall expire on October 15, 1997 unless sooner terminated
(i) by Customer, in its sole discretion, upon at least six (6) months prior written notice from Customer to Manufacturer at any time, (ii) by Customer upon written notice to Manufacturer at any time following the occurrence and during the continuance of an Event of Manufacturer Default (as hereinafter defined) or
(ill) by Manufacturer upon written notice to Customer at any time following the occurrence and during the continuance of an Event of Customer Default (as hereinafter defined).


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           5.2. All payment obligations of Customer for Products theretofore ordered and delivered prior to termination and all obligations of Manufacturer and rights of Customer in Sections 6, 8, 14, 15, 16, 22 and 23 shall survive the termination or expiration of this Agreement.

6. WARRANTIES.

           All Products delivered by Manufacturer to Customer pursuant to this Agreement shall be warranted by Manufacturer to be free from defects in materials and workmanship and to be manufactured in accordance with the Specifications, all applicable generally recognized industry standards (including UL requirements and standards, if applicable) and all applicable FDA requirements in accordance with the terms specified in Appendix "C" hereto; provided, however, it is understood and agreed that Manufacturer may not affix the Listing Mark of any industry standards group to any Product until the standards group has satisfied itself that such Product meets its requirements and has authorized Manufacturer to affix 'is Listing Mark to such Product; as of the date hereof, UL has not completed its engineering investigation of the following bed Products and has not authorized Manufacturer to affix the UL Listing Mark thereto: 5522; 5523; 5622; and 5623. Any claim for breach of such warranty must be submitted within the specified warranty period. During said warranty period, Manufacturer shall, at Manufacturer's option, either replace or repair, at no charge to Customer, any Products (or parts of Products) that are found to be defective by Manufacturer. Customer shall return such defective Products or parts or dispose of them as Manufacturer requests. In no event shall Manufacturer's liability under this warranty provision exceed the replacement cost of any defective Product.

7. RELATIONSHIP OF THE PARTIES.

           This Agreement shall not be construed to make either party (or its Affiliates, principals, officers, employees or agents) an Affiliate, agent, partner or joint venturer with the other party. Neither party shall have any right or authority whatsoever to incur any liability, obligation (express or implied), or to otherwise act in any manner in the name or on behalf of the other, or to make any promise, warranty or representation binding on the other. For purposes of this Agreement, the term "Affiliate" means any entity in which Manufacturer or Customer, as the case may be, controls at least twenty percent (20%) of the indicia of ownership or control, or which controls or is under common control by a third party controlling such indicia of ownership or control with Manufacturer or Customer, as the case may be.

8. TOOLING.

           8.1. Manufacturer shall have the right to use Customer's tooling described on Appendix "D" hereto (the "Tooling"), free of charge, exclusively for purpose of manufacturing the Products for Customer hereunder. As part of the Standard Cost of Products, Manufacturer shall provide normal maintenance to the Tooling provided, however, that, in the event Manufacturer reasonably determines that any major repair or replacement of any Tooling is required to manufacture Products hereunder (other than as a result of


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Manufacturer's failure to provide normal maintenance or operator negligence),
Manufacturer shall advise Customer of such requirement and Manufacturer shall be responsible for effecting such repair or replacement and Customer shall reimburse Manufacturer for the reasonable costs of such major repair or replacement. Customer shall be responsible for the cost of all additional Tooling purchased by Manufacturer at the request of Customer. All Tooling provided to Manufacturer under this Agreement shall be returned to or for the account of Customer upon the earlier to occur of (1) the Customer's request and direction for the return of such Tooling or (ii) within fifteen (I 5) days following the termination or expiration of this Agreement.

           8.2. Manufacturer agrees to procure and maintain in full force and effect throughout the term of this Agreement a policy of general insurance in favor of Customer (as loss payee and additional insured) covering the replacement value of the Tooling against loss or damage and any claims, liabilities or expenses asserted by any person arising o ut of the use of such Tooling. Manufacturer shall furnish to Customer a copy of such policy or policies or a certificate from the insurance company or companies attesting to such coverage. Such policy or policies shall contain provisions that the issuing companies will not cancel or change such policy or policies except upon thirty (3 0) days' prior written notice to Customer.

           8.3. Manufacturer agrees that the Tooling provided by Customer will be used solely for the production of the Products sold to Customer and that neither Manufacturer nor any of its Affiliates will use the Tooling to produce products of any kind for Invacare or any other party.

9. OPERATIONS AT THE FACILITY.

           9.1. Manufacturer shall manufacture, package and test the Products at the Wright City Facility or other location which complies with the requirements of Sections 1.5 and 11.3 hereof (the "Facility"). During the course of this Agreement, Manufacturer and Customer will closely cooperate with each other in order to assure satisfactory compliance by Manufacturer with Customer's manufacturing, packaging and testing standards and requirements. Each party shall share with the other such party's manufacturing, packaging and testing know-how relating to the procedures used for the manufacture of Products subject to the confidentiality provisions set forth herein.

           9.2. Prior to full scale manufacturing, packaging and testing by Manufacturer of any Product that it has not previously manufactured (upon agreement by Manufacturer and Customer to engage in such activities as contemplated by Section 1.4), Customer's employees shall be permitted to instruct, advise and inform the employees of Manufacturer with respect to such of Customer's manufacturing, packaging, testing and other production processes as may be necessary for Manufacturer to perform its obligations hereunder (and shall do so at Manufacturer's request).

           9.3. Customer's employees and representatives shall at all times adhere to the safety regulations and practices and work schedules established by Manufacturer.


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10. INSPECTION AND REPORTS CONCERNING THE FACILITY.

           10.1. Manufacturer shall keep appropriate records regarding its manufacture of the Products at the Facility, in such form as Customer may reasonably request, including monthly inventory and production reports indicating quantities of raw materials, work-in-process and finished Products
(1) on hand at the beginning of each month, (ii) produced during the month, and
(iii) on hand at the end the month. All such records shall be made available to Customer for inspection at any time during regular business hours upon reasonable prior notice.

           10.2. Upon prior request, Manufacturer shall provide Customer or its designees access at all reasonable times to the Facility to observe and inspect all phases of the work performed by Manufacturer under this Agreement. Without limiting the generality of the foregoing, Manufacturer shall permit Customer or its designees:

            (i) to inspect the Facility; and

            (ii) to review the compliance of Manufacturer with applicable regulations and good manufacturing practices and procedures.

           10.3. Manufacturer shall permit Customer or its designees to meet and confer with the General Manager (or equivalent) of the Facility and such other executives of Manufacturer or key managerial personnel employed at the Facility as Customer may reasonably request. Manufacturer shall also cause such personnel to provide Customer and its designees such regular and special reports and other information as may be reasonably requested by Customer to protect the interests of Customer under this Agreement.

11. SUBMISSIONS TO REGULATORY AGENCIES.

           11.1. Customer shall prepare and submit all documents required by the FDA, UL and any other applicable regulatory agencies for approval to market the Products, except as set forth herein. Manufacturer shall cooperate fully with Customer and such regulatory agencies in the effort to obtain approval to market the Products, including without limitation providing a right of reference to any plant files of Manufacturer as may be required or providing such information and other cooperation as may be necessary for approval. The parties recognize that approval may be delayed or postponed by a regulatory agency through no fault of the parties, and it is agreed that any such delay or postponement shall not constitute a default under this Agreement. Subject to the confidentiality provisions set forth herein, Customer shall allow Manufacturer access to such parts of the documents submitted by it to regulatory authorities as may be necessary for Manufacturer to satisfy its obligations under this Agreement.

           11.2. Customer shall advise Manufacturer from time to time of the status of regulatory review of the submitted documents and any consequential revision of any expected approval date. Customer shall notify Manufacturer of any submission to any regulatory agency of any supplement, amendment or revision to submitted documents which has an


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impact on manufacturing, packaging or testing procedures used by Manufacturer, or on Customer's estimates of the quantity of Products that Manufacturer will be required to manufacture, package and test hereunder.

           11.3. Manufacturer shall prepare and submit all documents required by the FDA, UL and any other applicable regulatory agencies for approval of any Facility utilized for manufacturing, packaging and testing the Products, including without limitation any master file and any "Standard Operating Procedures" required to comply with applicable good manufacturing practices
(GMP). Manufacturer shall not make any amendment to such file or other documents without notification to, and prior approval by, Customer. Manufacturer and Customer shall jointly perform all process and equipment validation required by the FDA, UL and other applicable regulatory agencies for approval. Customer hereby represents that, as of April 3, 1995 and prior to the transfer of title to the Wright City Facility to Manufacturer, the Wright City Facility was in compliance with such requirements.

           11.4. Each party shall maintain all appropriate regulatory documents and records relating to its responsibilities with respect to the Products. Each party shall promptly forward to the other party all notices of adverse findings with respect to Products that it receives, and shall cooperate fully with the other party in investigating each such incident.

12. EVENTS OF CUSTOMER DEFAULT.

            12.1. Each of the following shall constitute an "Event of Customer Default":

                  (i) the failure by Customer to make any payment due to Manufacturer hereunder within ten (10) business days after Manufacturer has given written notice to Customer, in accordance with the terms of this Agreement for giving notice, that such payment is ninety (90)or more days past due;

                  (ii) the commencement by Customer of a voluntary proceeding under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or the consent by Customer to the institution of such proceedings against it or to the appointment of or the taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of Customer or of all or substantially all of its properties; or the making by Customer of a general assignment for the benefit of creditors;

                  (iii) the entry of a decree or order for relief by a court having jurisdiction in respect of Customer: adjudging Customer a bankrupt or insolvent; or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Customer in any involuntary proceeding or case under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Customer or of all or substantially all of its properties; or ordering the winding-up or liquidation of its affairs; and the continuation of such decree or order unstayed and in effect for a period of thirty (30) days; or


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                  (iv) the dissolution or liquidation of Customer, other than in connection with a merger, consolidation or reorganization under the terms of which the surviving corporation remains liable for all obligations of Customer to Manufacturer hereunder.

            12.2. Upon the occurrence of an Event of Customer Default, Manufacturer shall have the right by written notice to Customer, in accordance with the terms hereof for giving notice, to (i) terminate this Agreement, (ii) retain possession of the Tooling for purposes of manufacturing and selling any products to any person and (iii) pursue any and all other legal and equitable remedies available to Manufacturer as a result thereof

13. EVENTS OF MANUFACTURER DEFAULT.

            13.1. Each of the following shall constitute an "Event of Manufacturer Default":

                  (i) following the cancellations by Customer in any calendar year of more than three (3) orders, in whole or in part, pursuant to Section 2.4, the failure by Manufacturer to deliver the required quantities of Products timely, or any delivery of any significant quantity of nonconforming Products, which failure is not remedied within five (5) business days (twenty (20) business days in the case of non-conforming Products) after Customer has given written notice to Manufacturer, in accordance with the terms of this Agreement for giving notice, of such failure;

                  (ii) the commencement by Manufacturer of a voluntary proceeding under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or the consent by Manufacturer to the institution of such proceedings against it or to the appointment of or the taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of Manufacturer or of all or substantially all of its properties; or the making by Manufacturer of a general assignment for the benefit of creditors;

                  (iii) the entry of a decree or order for relief by a court having jurisdiction in respect of Manufacturer: adjudging Manufacturer a bankrupt or insolvent; or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Manufacturer in any involuntary proceeding or case under the federal bankruptcy laws or any similar state bankruptcy or insolvency law; or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Manufacturer, or of all or substantially all of its properties; or ordering the winding-up or liquidation of its affairs; and the continuation of such decree or order unstayed and in effect for a period of thirty (30) days; or

                  (iv) the dissolution or liquidation of Manufacturer, other than in connection with a merger, consolidation or reorganization under the terms of which the surviving corporation remains liable for all obligations of Manufacturer to Customer hereunder.


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

            13.2. Upon the occurrence of an Event of Manufacturer Default, Customer shall have the right by written notice to Manufacturer, in accordance with the terms hereof for the giving of notice, to (i) terminate this Agreement,
(ii) repossess the Tooling, (iii) obtain liquidated damages equal to the product of (A) $40.00 and (B) the difference between 44,000 beds and the number of beds supplied by Manufacturer between October 15, 1996 and the date of the occurrence of such Event of Manufacturer Default and (iv) pursue any and all other legal and equitable remedies available to Customer as a result thereof. Manufacturer hereby acknowledges that Customer and its Affiliates will suffer irreparable and continuing harm upon the occurrence of an Event of Manufacturer Default and that legal remedies would be inadequate in the event of such occurrence. Accordingly, Manufacturer agrees that, upon the occurrence of an Event of Manufacturer Default, Customer and its Affiliates shall, in addition to any other rights and remedies available under law and in equity, have the right and remedy to obtain an injunction and to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction. Manufacturer and Customer hereby confer non-exclusive jurisdiction to enforce the provisions of this Agreement upon the federal courts located in the City of St. Louis or the state courts in St. Louis County, Missouri, and each consents to service of process by means of delivery in the same manner required for notices under this Agreement as provided in
Section 21 of this Agreement.

14. PATENT INFRINGEMENT.

            14.1. Customer agrees, at its own expense, to defend any action or suit brought against Manufacturer alleging that any Product or any part thereof manufactured in accordance with the Specifications infringes any enforceable patent issued to any other person or any valid trade secret, proprietary information or other intellectual property right of any other person. Customer will pay all costs and damages, including any judgment awarded against Manufacturer in any such suit, provided, however, that Customer is promptly notified in writing of such action or suit and is given full authority and full and proper information and assistance available to Manufacturer for the defense of said action or suit. Customer shall not be responsible for any compromise or settlement of such suit or action made by Manufacturer without Customer's consent.

            14.2. If the use or sale of any Product becomes (or in the opinion of Customer is likely to become) the subject of an infringement claim, Customer may, at its option and expense, secure a right to use or sell the Product or
(ii) make modifications to the Specifications that would render the use or sale of the Product non-infringing.

            14.3. The foregoing indemnification shall not apply if the infringement arises from Products not manufactured by Manufacturer pursuant to this Agreement in accordance with the Specifications.

15. FORCE MAJEURE.

            Neither party shall be liable for any loss, damage or penalty as a result of any delay in or failure to manufacture, deliver or otherwise perform hereunder due to any cause demonstrably beyond that party's reasonable control, including without limitation: embargo; governmental act, order, ruling, regulation or request; fire; explosion; accident; theft; vandalism; riot; shortages; strike or other work stoppage; lightning, flood, windstorm or other act of God; delay in transportation; equipment or tooling failure; or inability to obtain necessary fuel, materials, supplies or power. The party suspending performance in whole or in part as a result of any such delay or failure shall give prompt written notice thereof to the other party, stating therein the nature thereof, the specific reasons therefor, and the expected duration thereof and any alternatives thereto which such party believes may reasonably be pursued, and shall resume performance as soon as reasonably possible. Following any occurrence that causes any party to suspend performance in whole or in part, such party shall promptly initiate such reasonable measures as will, if reasonably possible, remove or relieve such suspension so as to enable it to resume performance of its obligations as soon as reasonably possible. During the continuance of such delay or failure which prevents the delivery or ordering of Products hereunder for a period of twenty (20) or more business days, the quantities of beds for which liquidated damages would otherwise be payable under
Section 1.3 of this Agreement shall be reduced by the quantity of beds affected by such delay or failure (i.e. if Manufacturer fails to supply beds in quantities ordered by Customer up to 22,000 beds during the twelve month period ending October 15, 1997 solely as a result of such delay or failure, no liquidated damages would be payable).

16. NONDISCLOSURE OF INFORMATION.

            16.1. Each party hereby agrees that all information relating to this Agreement disclosed to it by the other party, which information is in fact confidential or proprietary when disclosed to the other party or is then claimed and marked by the disclosing party to be confidential or proprietary, will be held and safeguarded by the receiving party as confidential information of the disclosing party, and the receiving party shall exert reasonable efforts in a manner consistent with the efforts which the receiving party uses to protect its own information to prevent any publication or other disclosure of such confidential information received from the disclosing party without the express authorization of the disclosing party. Customer's Specifications and designs are trade secrets of Customer and shall be treated as confidential and proprietary under this clause. Manufacturer agrees that only employees at the Wright City Facility with a need to know for purposes of performance of this Agreement may have access to Customer's Specifications and designs and other confidential and proprietary data. The restrictions of this Section 16 shall not apply to information which becomes generally available to the public through no fault of the receiving party.

            16.2. Neither Invacare nor any Affiliate of Invacare (other than Manufacturer in accordance with and pursuant to the terms of this Agreement) shall manufacture or sell any home healthcare bed products, parts or accessories utilizing any of Customer's Specifications and designs. To Customer's knowledge as of the date hereof, none of the home healthcare bed products, parts and accessories currently manufactured by Invacare utilize Customer's Specifications or designs.

17. HEADINGS.

            The section headings herein are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

18. FAILURE TO ENFORCE.

            The failure of either party to enforce any of the terms of this Agreement shall not be construed as a waiver of rights hereunder preventing the subsequent enforcement of such provisions or the recovery of damages for breach thereof.

19. SEVERABILITY.

            In the event that any one or more provisions contained in this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

20. ENTIRE AGREEMENT.

            20.1. This Agreement constitutes the entire Agreement between Manufacturer and Invacare, on the one hand, and Customer, on the other hand, superseding any prior agreement between the parties. No modification of this Agreement shall be binding unless in writing and signed by authorized representatives of both parties.

            20.2. This Agreement is intended to cover all sales of Products by Manufacturer to Customer hereunder. Except as agreed to herein and unless otherwise expressly agreed to in writing, no written or printed terms or conditions in any purchase order, order confirmation, invoice or other document forwarded by either party to the other shall have the effect of varying any of the tentis hereof, and the provisions of this Agreement shall be controlling.

21. NOTICES.

            All notices, communications and demands under this Agreement shall be in English and shall be made in writing by hand delivery, telefax, courier, registered or certified mail, return receipt requested, or by any other means of delivery which enables the sending party to verify receipt thereof. Such notice shall conclusively be presumed to be given or made: (1) at the time it is personally given or made in the case of personal delivery or transmission by telefax (with receipt confirmed); (ii) on the next business day after being sent by reputable overnight courier; or (iii) five (5) business days after mailing with sufficient postage or cost prepaid in the case of mail. All notices sent by means other than those made by hand delivery or registered or certified mail, return receipt requested, shall be promptly confirmed by registered or certified 'I, return receipt requested. Any notices shall be addressed as follows:

           If to Manufacturer
           and Invacare:        Healthtech Products, Inc.
                                    South Outer Road
                                    Wright City, Missouri 63390-0544
                                    Attn: General Manager
                                    Fax: 314/530-5461

           If to Customer:      Everest & Jennings, Inc.
                                    Earth City Expressway
                                    Earth City, MO 63045
                                    Attn:  President and
                                            Chief Executive Officer

                                    Fax: 314/512-7225

or to such other person or address as either party may, by like notice, specify to the other.

22. CHOICE OF LAW.

            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to its principles of conflicts of laws.

23. RESOLUTION BY NEGOTIATION; ARBITRATION.

            23.1. Except in the event of any litigation or proceeding commenced by any third party against either Manufacturer or Customer in which the other party is an indispensable party or potential third party defendant, and except for any action seeking enforcement of this Agreement pursuant to Section 13.2 of this Agreement, any dispute or controversy between the parties involving the interpretation, construction or application of any terms, covenants or conditions of this Agreement, or transactions under it, or any claim arising out of or relating to this Agreement, or transactions under it, shall, on the request of one party served on the other, be submitted for resolution by senior executives designated by each party, who shall attempt to resolve such dispute or controversy in good faith and, in the event such resolution is not achieved within fifteen (I 5) business days of such request, shall be submitted to binding arbitration in accordance with provisions of this Section 23.

            23.2. Any such dispute, controversy or claim shall be resolved by binding arbitration conducted in St. Louis, Missouri (except as otherwise may be agreed by the parties in their discretion) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as herein specifically otherwise stated or amplified, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the party against whom the award is sought to be entered.

            23.3. Notwithstanding anything to the contrary which may now or hereafter be contained in the Commercial Arbitration Rules of the American Arbitration Association, the procedures set out in this Section 23.3 shall apply.

                  (i) A notice of arbitration shall set out a clear and plain statement of the matter that the party sending the notice (the "Instituting Party") believes to be a breach or is in dispute. The demand (the "Demand") shall reference principal provisions of this Agreement that the Instituting Party views as controlling or out of the interpretation of which the dispute arises, and shall attach, if practicable, or, if not practicable, shall make available, copies of all pertinent documents and other things then in its possession which the Instituting Party views as having direct bearing on the relief sought under the Demand. The receiving party (the "Other Party") shall, within twenty (20) days of receipt of the Demand, provide to the Instituting Party and to the arbitrators a response (the "Answer"), referencing provisions of this Agreement that the Other Party views as controlling, and shall attach, if practicable, or, if not practicable, shall make available, copies of all pertinent documents and other things (other than those attached to the Demand) then in its possession which it views as having direct bearing to support the contentions of the Answer. Each party shall appoint one person to hear and determine the dispute within ten (10) days after the Other Party's receipt of the Demand. If a party fails to so designate its arbitrator within said ten (10) days, then the arbitrator designated by the party designating an arbitrator shall act as the sole arbitrator and shall be deemed to be the single, mutually-approved arbitrator to resolve the controversy. If two persons are chosen, they shall, within twenty (20) days, select an additional, impartial arbitrator. If they fall to do so within said twenty (20) days, either party may petition any court of competent jurisdiction to appoint the third arbitrator. The majority decision of the arbitrator panel (or the decision of the single arbitrator) shall be final.

                  (ii) If two persons are chosen, each party shall pay the arbitrator it designates and the parties shall share the cost of the third arbitrator; the parties shall share the costs of a sole arbitrator. In the event that the parties are unable to agree upon a rate of compensation for the third (or sole) arbitrator, such arbitrator shall be compensated for his or her services at a rate to be determined by the American Arbitration Association.

                  (iii) Discovery shall be liberally allowed by the arbitrators as contemplated by the U.S. Federal Rules of Civil Procedure, subject, however, to such limitations as the arbitrators determine to be appropriate under the circumstances, it being the parties mutual desire to have a prompt and efficient arbitration.

                  (iv) The arbitrators shall endeavor to promptly schedule and hold hearings (on consecutive days if practicable), and shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Nothing in this Section 23.3 shall impair the right of a party to seek interim or preliminary relief in a court of competent Jurisdiction before the arbitration panel is constituted and convened.

                  (v) Other than attorneys' fees and expenses (which shall be home by the party incurring the same), the costs of the arbitration shall be home by the losing party or shall be allocated between the parties in such proportions as the arbitrators decide.

                  (vi) The arbitrators shall, upon the request of either party, promptly (and in all events within thirty (30) days of the conclusion of the hearing) issue a proposed written opinion of their findings of fact and conclusions of law which shall become final and binding in accordance with the terms thereof unless either or both parties seek reconsideration in accordance with Subsection 23.3(vii). In making their decision, the arbitrators shall be bound by the terms of this Agreement.

                  (vii) Either party shall have the right, within twenty (20) days of receipt of the arbitrators' proposed opinion, to file with the arbitrators a motion to reconsider (accompanied by a reasoned memorandum), and the other party shall have twenty (20) days to respond to that memorandum. After receipt of such memorandum and response, if any, the arbitrators thereupon shall reconsider the issues raised by said motion and, promptly, either confirm or change their majority decision which shall then be final and conclusive upon both parties. The costs of such a motion for reconsideration and written opinion of the arbitrators shall be home by the moving party, or shared equally by both parties if both parties request such reconsideration.

24. BINDING AGREEMENT.

            This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall be assignable by either party only with the written consent of the other party, which shall not be unreasonably withheld, except that Customer may assign this Agreement without Manufacturer's consent (1) to E&J or any of its Affiliates and (ii) to a purchaser of Customer's home healthcare bed Product line who agrees in writing to assume Customer's obligations to Manufacturer hereunder (provided, however, that Customer shall not be released from any such obligations arising after assignment to any such purchaser unless the assignee has a Standard & Poor's credit rating of BB for long-term debt or B for commercial paper, or the equivalent thereto). Any assignee of Customer or Manufacturer must agree by written instrument to be bound by and to perform and discharge the obligations hereunder of Customer or Manufacturer, as the case may be. Upon any such assignment, the assigning party shall be released from all accrued and unaccrued obligations thereafter arising hereunder of Customer or Manufacturer, as the case may be, but shall remain liable for all accrued and unaccrued obligations hereunder of Customer or Manufacturer, as the case may be, arising prior to such assignment.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

            IN WITNESS WHEREOF, an authorized representative of each party has signed this Agreement below.

                                        "MANUFACTURER":
                                        HEALTHTECH PRODUCTS, INC.

                                        By:________________________________

                                        Name:______________________________

                                        Title:_____________________________



                                        INVACARE CORPORATION

                                        By:________________________________

                                        Name:______________________________

                                        Title:_____________________________



                                        "CUSTOMER":
                                        EVEREST & JENNINGS, INC.

                                        By:________________________________

                                        Name:______________________________

                                        Title:_____________________________